Exhibit 99.1

Rex Energy Completes Butler Operated Area Acquisition

STATE COLLEGE, Pa., September 9, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced the closing of the previously announced Butler Operated Area acquisition from SWEPI, LP, an affiliate of Royal Dutch Shell plc (“Shell”). Total consideration paid was approximately $120 million and the transaction has an effective date of July 1, 2014. The final purchase price is subject to customary post-closing adjustments. The company funded the transaction primarily from the net proceeds of its recent offering of convertible perpetual preferred stock.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com